Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-864-6711

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR 2014

Record fourth quarter and full year sales and earnings for the Filtration segment

GASTONIA, NORTH CAROLINA, March 12, 2015 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported net sales of $336 million for the fourth quarter of 2014 compared to $338 million in the fourth quarter of 2013, a decrease of $2 million or 0.6%. On a currency adjusted basis, net sales for the fourth quarter of 2014 improved by 9.5% or $32 million over the same period in 2013. Adjusted EBITDA improved to $37 million in the fourth quarter of 2014 compared to $36 million in the same period in the prior year, an increase of 2.8%.

Filtration segment net sales were $235 million, which is a record for the fourth quarter, resulting in a 4.9% improvement over the fourth quarter of 2013. Adjusted EBITDA for the Filtration segment was $37 million in the fourth quarter of 2014, an increase of $4 million or 12.1% compared to the corresponding period in the prior year. Affinia South America segment net sales were $102 million, which is $12 million or 10.5% lower than the fourth quarter of 2013. On a currency adjusted basis, Affinia South America segment net sales were $117 million, a $3 million or 2.6% increase over the fourth quarter of 2013.

Keith Wilson, President and Chief Executive Officer, commented, “During the fourth quarter of 2014, our global businesses continued to deliver strong operational and financial performance. In 2014, our Filtration segment achieved record sales and earnings, with improvement across all regions. Overall, 2014 was a year of significant growth as we continued to gain market share around the globe as a result of enhancing our product portfolio, investing in manufacturing capabilities and improving our distribution footprint. We remain committed to delivering superior quality and innovation, while focusing on continuously improving the service and value we provide to our customers.”

Free cash flow, which is operating cash flow less capital expenditures, was $8 million in the fourth quarter of 2014. Trade working capital was $221 million at December 31, 2014, a decrease of $39 million from the third quarter of 2014.

“We delivered strong free cash flow in the fourth quarter of 2014, which allowed us to further reduce debt levels while continuing to invest in our business. As of year-end, our leverage ratio has improved to 4.5 times the trailing twelve months’ Adjusted EBITDA compared to 5.2 times at the end of 2013. Our focus is currently on executing on our 2015 business plan, as well as delivering on our overall growth strategies.” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Net Sales

Net sales were $336 million for the fourth quarter of 2014 compared with $338 million for the same period last year. On a currency adjusted basis, net sales for the fourth quarter of 2014 improved by 9.5% or $32 million over the same period in 2013. The Filtration segment achieved record fourth quarter net sales of $235 million in 2014, a 4.9% increase over the prior year, primarily attributable to our North America operations due to higher volumes of premium heavy duty and light duty products, as well as growth through new product introductions and capturing new business. On a currency adjusted basis, Filtration segment net sales for the fourth quarter improved $29 million or 12.9% compared to the prior year. Net sales in the Affinia South America segment were $102 million in the fourth quarter of 2014, a 10.5% decrease compared to the same period in the prior year, due primarily to the decline in value of the Brazilian Real and Argentine Peso. On a currency adjusted basis, net sales for the fourth quarter of 2014 improved by $3 million or

2.6% over the same period in 2013 as a result of increases in our Brazilian and Argentine distribution companies from new product introductions and growing market share through expansion of our distribution capabilities.

Operating Profit

Operating profit for the fourth quarter of 2014 was $31 million, a $9 million increase over the prior year. Operating profit in the Filtration segment was $33 million in the fourth quarter of 2014, a $5 million increase over the prior year, primarily due to improved gross profit in North America as a result of higher volumes of premium products, which carry better margins, and strategic cost savings initiatives. Operating profit in the Affinia South America segment was $8 million in the fourth quarter of 2014, a decrease of $3 million compared to the same period in 2013. This decrease was largely due to incremental costs associated with inventory reduction initiatives, costs associated with the distribution branches opened in 2014 and higher costs associated with imports.

Adjusted EBITDA

Adjusted EBITDA was $37 million in the fourth quarter of 2014, a $1 million increase over the corresponding period in the prior year, with Adjusted EBITDA margins improving to 11.0% in the fourth quarter of 2014 from 10.7% in the fourth quarter of 2013. Adjusted EBITDA for the Filtration segment was $37 million in the fourth quarter of 2014, a $4 million improvement over the same period in the prior year, due to higher operating profit in North America. Adjusted EBITDA for the Affinia South America segment was $9 million in the fourth quarter of 2014, a $4 million decline compared to the prior year as a result of lower operating profit.

Net Income

Net income was $25 million in the fourth quarter of 2014 compared to a net loss of $4 million in the fourth quarter of 2013. Higher net income was driven by improved sales and operating profit, lower interest expense as a result of debt repayments during 2014 and lower income tax expense due primarily to the reversal of an income tax reserve.

Full Year Results

Net sales were $1,396 million for full year 2014 compared with $1,361 million for the same period last year. On a currency adjusted basis, net sales for full year 2014 improved by 10.0% or $136 million over the same period in 2013. The Filtration segment achieved record full year net sales of $967 million in 2014, a 7.2% increase over the prior year. On a currency adjusted basis, full year net sales improved $111 million or 12.3% compared to the prior year. Net sales for the Affinia South America segment were $430 million for full year 2014, a 6.3% decrease compared to the same period in the prior year, due primarily to the decline in value of the Brazilian Real and Argentine Peso. On a currency adjusted basis, net sales for full year 2014 improved by $25 million or 5.4% over the same period in 2013.

Adjusted EBITDA for full year 2014 was $171 million, a $9 million increase over the corresponding period in the prior year, with Adjusted EBITDA margins improving to 12.2% in 2014 from 11.9% in 2013. Full year 2014 Adjusted EBITDA for the Filtration segment was $164 million, a $19 million or 13.1% improvement over the same period in the prior year. Full year 2014 Adjusted EBITDA for the Affinia South America segment was $38 million in 2014, a $3 million decrease compared to the prior year.

Net income was $82 million for full year 2014 compared to $10 million in the prior year.

Balance Sheet

Affinia ended the fourth quarter of 2014 with $45 million of cash on hand and a total debt balance of $811 million. Net debt as of December 31, 2014 declined to 4.5 times the trailing twelve months Adjusted EBITDA from 5.2 times the trailing twelve months’ Adjusted EBITDA as of December 31, 2013. During the fourth quarter, Affinia paid down $14 million of outstanding term loans and made a distribution to shareholders of $9 million to further reduce the seller note.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted EBITDA and Adjusted Segment EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted EBITDA and Adjusted Segment EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Net debt represents total debt outstanding less cash on hand at period end.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, each of Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA is reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to their most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2014	2013	2014	2013
Net sales	$336	$338	$1,396	$1,361
Cost of sales	(256)	(259)	(1,056)	(1,043)

Gross profit	80	79	340	318
Selling, general and administrative expenses	(49)	(57)	(199)	(200)

Operating profit	31	22	141	118
Loss on extinguishment of debt	—	—	—	(15)
Other income and expense, net	(3)	1	(13)	(1)
Interest expense	(11)	(15)	(56)	(73)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	17	8	72	29
Income tax provision	7	(10)	(19)	(22)
Equity in income (loss), net of tax	—	—	—	(2)

Net income from continuing operations	24	(2)	53	5
Income (loss) from discontinued operations, net of tax	1	(2)	29	5

Net income (loss)	25	(4)	82	10
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—

Net income (loss) attributable to the Company	$25	$(4)	$82	$10

Affinia Group Intermediate Holdings Inc. Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
(Dollars in millions)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$45	$101
Restricted cash	4	—
Trade accounts receivable, less allowances of $4 million at December 31, 2014 and $2 million at December 31, 2013	145	141
Inventories, net	214	221
Current deferred taxes	21	39
Prepaid taxes	38	29
Other current assets	46	32
Current assets of discontinued operations	—	141

Total current assets	513	704
Property, plant, and equipment, net	123	123
Goodwill	3	3
Other intangible assets, net	54	60
Deferred financing costs	14	18
Deferred income taxes	97	80
Investments and other assets	17	21

Total assets	$821	$1,009

Liabilities and shareholder’s deficit
Current liabilities:
Accounts payable	$138	$121
Notes payable	19	23
Current maturities of long-term debt	—	7
Other accrued expenses	58	78
Accrued payroll and employee benefits	20	19
Current liabilities of discontinued operations	—	31

Total current liabilities	235	279
Long-term debt	792	907
Deferred employee benefits and other noncurrent liabilities	13	24

Total liabilities	1,040	1,210

Contingencies and commitments
Shareholder’s equity (deficit):
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	455	456
Accumulated deficit	(622)	(638)
Accumulated other comprehensive loss	(53)	(20)

Total shareholder’s deficit of the Company	(220)	(202)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s deficit	(219)	(201)

Total liabilities and shareholder’s deficit	$821	$1,009

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(Dollars in millions)	2014	2013
Operating activities
Net income	$82	$10
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20	22
Currency devaluation	7	2
Gain on the sale of Chassis group	(32)	—
Stock-based compensation	3	1
Loss on extinguishment of debt	—	15
Write-off of unamortized deferred financing costs	1	8
Write-off of original issue discount on Subordinated Notes	—	1
Provision for deferred income taxes	(19)	26
Change in trade accounts receivable	(41)	6
Change in inventories	(10)	(3)
Change in other current operating assets	(6)	(43)
Change in other current operating liabilities	20	24
Change in other	(5)	30

Net cash provided by operating activities	20	99

Investing activities

Proceeds from the sale of Chassis group	149	—
Change in restricted cash	(4)	—
Proceeds from the sale of an equity method investment	4	—
Investment in companies, net of cash acquired	—	(1)
Additions to property, plant and equipment	(26)	(31)
Other investing activities	3	—

Net cash provided by (used in) investing activities	126	(32)

Financing activities

Proceeds from other debt	7	—
Repayments of other debt	(10)	—
Repayments of Secured Notes	—	(195)
Repayments of Subordinated Notes	—	(367)
Repayment of Term Loans	(123)	(3)
Proceeds from Senior Notes	—	250
Proceeds from Term Loans	—	667
Distribution to our shareholders	(66)	(352)
Payment of deferred financing costs	—	(15)

Net cash used in financing activities	(192)	(15)
Effect of exchange rates on cash	(10)	(2)
(Decrease) increase in cash and cash equivalents	(56)	50
Cash and cash equivalents at beginning of the period	101	51

Cash and cash equivalents at end of the period	$45	$101

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and Adjusted EBITDA by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)				Three Months Ended
		December 31, 2014				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$235	$102	$(1)	$336	$224	$114	$—	$338
Cost of sales	(175)	(82)	1	(256)	(170)	(89)	—	(259)
Gross profit	60	20	—	80	54	25	—	79
Selling, general & administrative expenses	(27)	(12)	(10)	(49)	(26)	(14)	(17)	(57)

Operating Profit	33	8	(10)	31	28	11	(17)	22
Operating Profit %	14.0%	7.8%	—	9.2%	12.5%	9.6%	—	6.2%
Other income and expense, net	(1)	—	(2)	(3)	1	1	(1)	1
Depreciation and amortization	4	—	1	5	4	1	—	5
Legal/Environmental reserves	—	—	—	—	—	—	1	1
Restructuring and other	1	1	2	4	—	—	7	7

Adjusted EBITDA	$37	$9	$(9)	$37	$33	$13	$(10)	$36
Adjusted EBITDA % to net sales	15.7%	8.8%	—	11.0%	14.7%	11.4%	—	10.7%

(Dollars in millions)				Year Ended
		December 31, 2014				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$967	$430	$(1)	$1,396	$902	$459	$—	$1,361
Cost of sales	(713)	(343)	—	(1,056)	(676)	(365)	(2)	(1,043)
Gross profit	254	87	(1)	340	226	94	(2)	318
Selling, general & administrative expenses	(104)	(53)	(42)	(199)	(94)	(58)	(48)	(200)

Operating Profit	150	34	(43)	141	132	36	(50)	118
Operating Profit %	15.5%	7.9%	—	10.1%	14.6%	7.8%	—	8.7%
Other income and expense, net	(10)	(3)	—	(13)	(5)	1	(12)	(16)
Depreciation and amortization	16	3	1	20	15	3	3	21
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Legal/Environmental reserves	—	—	—	—	1	1	11	13
Currency devaluation	5	2	—	7	2	—	—	2
Bad debt expense	2	—	—	2	—	—	—	—
Restructuring and other	1	2	11	14	—	—	9	9

Adjusted EBITDA	$164	$38	$(31)	$171	$145	$41	$(24)	$162
Adjusted EBITDA % to net sales	17.0%	8.8%	—	12.2%	16.1%	8.9%	—	11.9%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

	Three Months Ended
(Dollars in millions)	December 31, 2014				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate / Elims / Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$32	$8	$(23)	$17	$29	$12	$(33)	$8
Add back:
Depreciation and amortization	4	—	1	5	4	1	—	5
Interest expense	—	—	11	11	—	—	15	15

EBITDA	36	8	(11)	33	33	13	(18)	28
Legal/Environmental reserves	—	—	—	—	—	—	1	1
Restructuring and other	1	1	2	4	—	—	7	7

Adjusted EBITDA	$37	$9	$(9)	$37	$33	$13	$(10)	$36

	Year Ended
(Dollars in millions)	December 31, 2014				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate / Elims / Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$139	$31	$(98)	$72	$127	$37	$(135)	$29
Add back:
Depreciation and amortization	16	3	1	20	15	3	3	21
Interest expense	1	—	55	56	—	—	73	73

EBITDA	156	34	(42)	148	142	40	(59)	123
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Currency devaluation	5	2	—	7	2	—	—	2
Bad debt expense	2	—	—	2	—	—	—	—
Legal/Environmental reserves	—	—	—	—	1	1	11	13
Restructuring and other	1	2	11	14	—	—	9	9

Adjusted EBITDA	$164	$38	$(31)	$171	$145	$41	$(24)	$162

	Three Months Ended				Year Ended
(Dollars in millions)	December 31,				December 31,
	2014	2013	Variance	% Change	2014	2013	Variance	% Change
Currency adjusted net sales	$370	$338	$32	9.5%	$1,497	$1,361	$136	10.0%
Impact of currency adjustment	(34)	—	(34)	—	(101)	—	(101)	—
Net sales	$336	$338	$(2)	-0.6%	$1,396	$1,361	$35	2.6%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures (continued)

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Net Debt and Leverage Ratio

(Dollars in millions)

	December 31, 2014	December 31, 2013
Total Debt Outstanding	$811	$937
Cash on Hand	45	101

Net Debt	$766	$836

Trailing Twelve Months Adjusted EBITDA	$171	$162

Leverage Ratio (a)	4.5X	5.2X

(a)	Leverage ratio represents net debt divided by trailing twelve months Adjusted EBITDA.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, March 12, 2015 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4539 within the United States and Canada or (847) 619-6396 for international callers and enter participant code 39008512. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2014. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets, intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; and our leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.